Exhibit 10.6

LEASE TERMINATION AGREEMENT
THIS LEASE TERMINATION AGREEMENT (this "Agreement") is entered into as of November 21, 2018, by and between SSCOP DE LLC, a Delaware limited liability company ("Landlord"), and Calix, Inc., a Delaware corporation, (formerly Calix Networks, Inc.) (“Tenant”), on the basis of the following facts, intentions and understandings:
A.Landlord (as successor in interest to 1031, 1035, 1039 North McDowell, LLC, a Delaware corporation, as successor in interest to RNM Lakeville, LLC, a Delaware limited liability company) and Tenant previously entered into that certain lease (the “Original Lease”) dated February 13, 2009, as amended by that certain first amendment (the “First Amendment”) dated January 28, 2013 (collectively, the “Lease”), pursuant to which Landlord leases to Tenant approximately 82,082 rentable square feet of space (the “Premises”) in the building located at 1035 N. McDowell Blvd., Petaluma, California (the “Building”). Capitalized terms used herein and not defined herein shall have the same meanings as set forth in the Lease.
B.    Tenant acknowledges that Landlord is requesting for the early termination of the Lease with respect to the Return Space (defined in Section 1 below) to facilitate Landlord entering into a written lease with a third party (the “Third Party Lease”) that will require Landlord to deliver the Return Space to such third party on December 10, 2018, and to deliver the balance of the Premises to such third party on March 1, 2019.
C.    Landlord and Tenant now desire to terminate the Lease with respect to the Return Space only, on the terms and conditions set forth below. Landlord and Tenant acknowledge that the Lease expiration date of February 28, 2019 shall be extended by up to 31 days at the Base Rent applicable to February, 2019, applied at a daily rate, and, in all other respects, remain in effect with respect to the balance of the Premises.
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties, the parties hereto agree as follows:
1.Partial Termination. Effective 11:59 p.m. December 9, 2018 (the “Partial Termination Date”), the Lease shall terminate solely with respect to the portion of the Premises containing approximately 23,650 rentable square feet of space shown without cross-hatching on Exhibit A-1 (the “Return Space”), and Tenant shall vacate and surrender the Return Space to Landlord on the Partial Termination Date in accordance with Section 23 of the Lease. If Tenant fails to timely vacate and surrender possession of the Return Space by the Partial Termination Date, then notwithstanding any contrary provision of the Lease, Tenant shall be deemed to be holding over in the Return Space, and if Landlord is unable to deliver possession of the Return Space to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover, then Tenant shall indemnify, defend and hold Landlord harmless from all claims, liabilities and damages that Landlord suffers from Tenant’s holdover. With respect to Tenant’s obligation to surrender and vacate the balance of the Premises on February 28, 2019, Tenant shall be entitled to a grace period up to 31 days during which the increased rent and indemnity obligations set forth in Section 23.2 of the Original Lease shall not apply. Instead, Tenant shall pay the Base Rent applicable to February, 2019, which shall accrue at the pro-rata daily rate.

2.    Demising Wall. Tenant acknowledges that Landlord or a new tenant may construct a secure demising wall separating the Return Space from the remainder of the Premises immediately following the Partial Termination Date. So as to provide minimal disruption to Tenant’s right of quiet enjoyment of the Premises, Construction of the Demising Wall shall commence no earlier than 5:30 p.m. and end no later than 8:00 a.m. Monday through Friday, and without restriction on Saturdays and Sundays until complete.
3.    Rent/Tenant’s Share. Tenant shall continue to pay Rent for the Return Space through and including the Partial Termination Date. Thereafter, (a) the Base Rent due under the Lease shall be reduced for each period set forth in Section 2 of the First Amendment to reflect the removal of the Return Space from the Premises (i.e., the Base Rent shall be equal to 58,432/82,082 r.s.f. X the Base Rent amount set forth in Section 2 of the First Amendment for the applicable period), and (b) Tenant’s Share (as defined in Section 1.4 of the Original Lease) shall be 77.18% of the Building and 37.79% of the Project.
4.    Condition Precedent. It is a condition precedent to the effectiveness of this Agreement that Landlord enter into the Third Party Lease within five (5) business days following the mutual execution and delivery of this Agreement. Landlord shall inform Tenant within 24 hours of the condition set forth in this Section 4 has been satisfied.
5.    Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment, address of the Tenant for purposes of giving Notice, as required by Section 25.9 of the Lease shall be as follows:

Calix, Inc.
Attn: General Counsel
2777 Orchard Parkway
San Jose, California 95134
With Copies to Chief Financial Officer and Senior Director, Facilities.
All other provisions of the Lease, as Amended, remain in full force and effect.
6.    Successors and Assigns. The terms, covenants and conditions contained in this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.
7.    Entire Agreement. This Agreement contains all of the covenants, conditions and agreements between the parties and shall supersede all prior correspondence, agreements and understandings, both oral and written, with respect to the termination of the Lease.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed one or more copies of this Agreement as of the day and year first above written.

“LANDLORD” SSCOP DE LLC, a Delaware limited liability company By: G&W Ventures, LLC, A California limited liability company Its Manager By: /s/ Matthew T. White Matthew T. White Manager	“TENANT” CALIX, INC., a Delaware corporation By: /s/ Diane Prins Sheldahl Name: Diane Prins Sheldahl Its: SVP, Talent and Culture

Exhibit A-1